NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2016
BIRMINGHAM, AL – (PRNewswire) – November 2, 2016 – ProAssurance Corporation (NYSE: PRA) reports the following results for Third Quarter of 2016:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Change	2016	2015	% Change
Revenues
Gross premiums written	$232,016	$235,905	(1.6%)	$647,564	$651,343	(0.6%)
Net premiums written	$205,775	$213,110	(3.4%)	$573,071	$581,855	(1.5%)
Net premiums earned	$185,275	$182,085	1.8%	$539,587	$529,277	1.9%
Net investment income	$25,261	$26,942	(6.2%)	$75,284	$82,201	(8.4%)
Equity in earnings of unconsolidated subsidiaries	$(3,349)	$(221)	(1,415.4%)	$(6,607)	$3,821	(272.9%)
Net realized investment gains (losses)	$15,737	$(36,632)	143.0%	$18,314	$(35,620)	151.4%
Other income*	$1,428	$2,759	(48.2%)	$5,963	$6,504	(8.3%)
Total revenues	$224,352	$174,933	28.3%	$632,541	$586,183	7.9%
Expenses
Net losses and loss adjustment expenses	$118,082	$108,806	8.5%	$335,936	$317,884	5.7%
Underwriting, policy acquisition and operating expenses*	$55,812	$53,025	5.3%	$166,735	$157,908	5.6%
Total expenses	$180,838	$163,535	10.6%	$519,851	$488,251	6.5%
Income tax expense (benefit)	$9,680	$1,122	762.7%	$16,457	$16,684	(1.4%)
Net income	$33,834	$10,276	229.3%	$96,233	$81,248	18.4%
Operating income	$24,437	$33,007	(26.0%)	$85,398	$103,789	(17.7%)
Weighted average number of common shares outstanding
Diluted	53,456	54,232	(1.4%)	53,419	55,554	(3.8%)
Earnings per share
Net income per diluted share	$0.63	$0.19	231.6%	$1.80	$1.46	23.3%
Operating income per diluted share	$0.46	$0.61	(24.6%)	$1.60	$1.87	(14.4%)
Certain consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
* See Note 12 of the Notes to Condensed Consolidated Financial Statements in the September 30, 2016 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Current accident year loss ratio	79.4%	79.6%	79.8%	79.9%
Effect of prior accident years’ reserve development	(15.7%)	(19.8%)	(17.5%)	(19.8%)
Net loss ratio	63.7%	59.8%	62.3%	60.1%
Expense ratio	30.1%	29.1%	30.9%	29.8%
Combined ratio	93.8%	88.9%	93.2%	89.9%
Operating ratio	80.2%	74.1%	79.2%	74.4%
Return on equity*	6.6%	2.0%	6.4%	5.2%
* Annualized

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Management Commentary
“ProAssurance was solidly profitable in the third quarter, and we are encouraged by the continued progress we are making in broker-driven distribution, the continuing success of our coordinated sales and marketing efforts and our ability to write new business in a fiercely competitive market,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He added, “We remain confident that we have the right long-term strategy to ensure our ability to serve the evolving healthcare market while continuing to produce real value for shareholders who share our vision for success.”
Third Quarter 2016 Highlights

•
A quarter-over-quarter increase in gross premiums written in our Lloyd’s segment (+15.9%) partially offset declines in our Specialty P&C (-2.9%) and Workers’ Compensation (-3.0%) segments where competition remains a major factor.

•
Net premiums earned increased 1.8% as compared to last year’s third quarter, primarily due to a 22.3% increase in our Lloyd’s segment. Net premiums earned in our Specialty P&C segment was fractionally higher in the quarter than in 2015.

•
Our coordinated sales and marketing efforts produced $1.9 million of direct premium in the quarter underscoring the importance of our unique ability to provide healthcare professional liability and workers’ compensation solutions through the broker distribution channel that primarily services evolving, complex healthcare entities in the U.S.

•	Net realized investment gains were $15.7 million in the third quarter, which is a $52.4 million change from the prior year-quarter.

•
There was a $3.1 million decrease in equity of earnings in unconsolidated subsidiaries as compared to last year’s third quarter. In addition, net investment income declined $1.7 million quarter-over-quarter due to lower average balances in our fixed maturities portfolio and the continuing low interest rate environment.

•
Net favorable development was $29.0 million in the quarter, compared to $36.2 million in the year-ago period. There was $30.0 million of favorable development in our Specialty P&C segment, reflecting a continuation of better than expected loss severity trends, and our Workers’ Compensation segment saw $1.8 million of favorable development. This was slightly offset by a $2.8 million reduction in previously recorded favorable prior year development in our Lloyd’s segment due to a change in the methodology utilized to determine prior period loss development. We explain these changes, which we believe will result in a more transparent reflection of results, in greater detail in our Lloyd’s segment reporting.

•
The current accident year net loss ratio was essentially unchanged from last year’s third quarter. A decrease of 14.9 points in our Lloyd’s segment and a 1.8 point decrease in our Workers’ Compensation segment almost entirely offset a 2.5 point increase in Specialty P&C. That increase is primarily due to a change in the mix of business and changes in our exposure base with the addition of complex risks such as healthcare facilities. Our consolidated calendar year net loss ratio was again lower than our consolidated current accident year net loss ratio due to the recognition of net favorable loss development in our Specialty P&C and Workers’ Compensation segments.

•
The quarter-over-quarter increase of one point in our expense ratio reflects an increase in operating expenses in our Workers’ Compensation segment due to higher compensation and related benefits as well as higher state assessments that are based on reported and/or paid claim results.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Net income	$33,834	$10,276	$96,233	$81,248
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$(15,737)	$36,632	$(18,314)	$35,620
Net realized gains (losses) attributable to SPCs which no profit/loss is retained*	$1,189	$(1,760)	$1,502	$(1,176)
Guaranty fund assessments (recoupments)	$91	$99	$143	$234
Pre-tax effect of exclusions	$(14,457)	$34,971	$(16,669)	$34,678
Tax effect at 35%	$5,060	$(12,240)	$5,834	$(12,137)
Operating income	$24,437	$33,007	$85,398	$103,789
Per diluted common share
Net income	$0.63	$0.19	$1.80	$1.46
Effect of exclusions	$(0.17)	$0.42	$(0.20)	$0.41
Operating income per diluted common share	$0.46	$0.61	$1.60	$1.87
* Net realized investment gains or losses on investments held by our Cayman Islands reinsurance subsidiary, Eastern Re, are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense. To be consistent with our exclusion of net realized investment gains or losses recognized in earnings, we are excluding the portion of Net realized investment gains or losses that is included in the SPC dividend expense during all periods presented.

Capital Management
We did not purchase any shares of our common stock during the third quarter. As of October 31, 2016 our year-to-date repurchases have been approximately 44,500 shares at a cost of approximately $2.1 million; $110 million remains available in our Board-authorized stock repurchase program.

Balance Sheet Highlights (in thousands, except per share data)
	September 30, 2016	December 31, 2015
Total investments	$3,849,956	$3,650,130
Total assets	$5,015,775	$4,906,021
Total liabilities	$2,973,608	$2,947,667
Common shares (par value $0.01)	$627	$625
Retained earnings	$2,034,898	$1,988,035
Treasury shares	$(421,666)	$(419,560)
Shareholders’ equity	$2,042,167	$1,958,354
Book value per share	$38.38	$36.88
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 10:00 a.m. ET on Thursday, November 3, 2016. Investors may dial (888) 349-0134 (toll free) or
(412) 317-5145. The call will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through December 3, 2016 at (877) 344-7529 or (412) 317-0088, using access code 10094092. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$155,838	$160,516	(2.9%)	$410,201	$416,656	(1.5%)
Net premiums written	$134,989	$140,846	(4.2%)	$354,510	$361,564	(2.0%)
Net premiums earned	$116,199	$115,593	0.5%	$335,080	$343,065	(2.3%)
Total revenues	$117,211	$117,253	0.0%	$339,101	$347,598	(2.4%)

Net losses and loss adjustment expenses	$72,311	$63,974	13.0%	$205,787	$197,056	4.4%
Underwriting, policy acquisition and operating expenses	$26,563	$26,251	1.2%	$77,519	$80,057	(3.2%)
Total expenses	$98,968	$90,225	9.7%	$283,400	$277,113	2.3%
Segment operating results	$18,243	$27,028	(32.5%)	$55,701	$70,485	(21.0%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Current accident year loss ratio	88.1%	85.6%	88.3%	86.7%
Effect of prior accident years’ reserve development	(25.9%)	(30.3%)	(26.9%)	(29.3%)
Net loss ratio	62.2%	55.3%	61.4%	57.4%
Underwriting expense ratio	22.9%	22.7%	23.1%	23.3%
Combined ratio	85.1%	78.0%	84.5%	80.7%
Gross premiums written in the Specialty P&C segment were $4.7 million lower than the prior year’s third quarter. Gross written physician premiums declined $8.0 million quarter-over-quarter, primarily due to retention losses in a competitive market and the expected decline in twenty-four month physician premium due to the normal renewal pattern of these policies, which results in lower premiums in even-numbered years. This decline was offset somewhat by growth in healthcare facility premium, which was up $3.3 million compared to last year’s third quarter. We believe this continues to validate our ability to increase our penetration in this market through broader product offerings and increased broker outreach. Premiums in the other lines within Specialty P&C, ancillary healthcare providers, legal professionals, and medical technology did not vary greatly from the third quarter 2015.
We were able to offset some of the decline in renewing business by writing $10.1 million of new business in the quarter, primarily in the physician line.

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Premium retention in physician professional liability was 89% in the quarter, level with the third quarter of 2015. Additionally, renewal pricing on physician business was up 1% compared to the year-ago quarter.
Net favorable loss development was $30.0 million in the third quarter of 2016, compared to $35.0 million in the year-ago quarter. Favorable development in our physician business was level with the same quarter of 2015, however the difference is primarily in our podiatric and life sciences business and is a result of timing rather than a change in underlying loss trends, which remain essentially unchanged in the Specialty P&C segment.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$59,910	$61,788	(3.0%)	$194,420	$195,964	(0.8%)
Net premiums written	$54,444	$56,244	(3.2%)	$175,986	$178,060	(1.2%)
Net premiums earned	$54,498	$54,577	(0.1%)	$163,974	$159,436	2.8%
Total revenues	$54,584	$54,638	(0.1%)	$164,670	$159,797	3.0%

Net losses and loss adjustment expenses	$34,472	$36,132	(4.6%)	$104,160	$102,545	1.6%
Underwriting, policy acquisition and operating expenses	$18,331	$16,231	12.9%	$52,494	$47,421	10.7%
Segregated portfolio cell dividend expense (income)	$3,102	$(1,933)	260.5%	$5,801	$1,481	291.7%
Total expenses	$55,905	$50,430	10.9%	$162,455	$151,447	7.3%
Segment operating results	$(1,321)	$4,208	(131.4%)	$2,215	$8,350	(73.5%)

Workers’ Compensation Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Current accident year loss ratio	66.6%	68.4%	65.9%	67.1%
Effect of prior accident years’ reserve development	(3.3%)	(2.2%)	(2.4%)	(2.8%)
Net loss ratio	63.3%	66.2%	63.5%	64.3%
Underwriting expense ratio	33.6%	29.7%	32.0%	29.7%
Combined ratio	96.9%	95.9%	95.5%	94.0%
The quarter-over-quarter decrease in the Workers’ Compensation operating results primarily reflects a decrease in net premiums earned in our traditional business, and increased underwriting expenses, partially offset by the operating results of our segregated portfolio cell (SPC) business.
Gross premiums written decreased 3.0% in the third quarter of 2016 compared to the same period of 2015 reflecting continued competitive market conditions across all operating territories.
Premium retention was 82.7% for the third quarter of 2016 compared to 79.4% in 2015. We successfully renewed both of the available Alternative Market programs during the quarter.
Our SPC dividend expense reflects both the underwriting and investments results of our alternative market business ceded to the SPCs at Eastern Re, net of our participation. The SPC investment results, which include net investment income and net realized gains or losses attributable to the SPCs, are reflected in the results of the Corporate segment but are included in the calculation of the SPC dividend expense in the Workers’ Compensation segment. The SPC investment results included income of $1.7 million in the third quarter of 2016, compared to losses of $1.9 million in last year’s third quarter. The SPC investment results should be considered in the calculation of the segment operating results, which would produce operating income of $0.4 million in the third quarter of 2016, compared to $2.3 million for the same period in 2015.

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New business decreased to $6.8 million for the third quarter of 2016 compared to $10.5 million in 2015. This reduction in new business and renewal pricing decreases of 2.9% for the quarter are representative of increasing price competition in the workers’ compensation marketplace.
Audit premium totaled $1.5 million in the third quarter of 2016 compared to $2.1 million for the same period in 2015.
The decrease in the net loss ratio for the three months ended September 30, 2016 was driven by improved loss experience in our alternative market business, partially offset by a 1.0 percentage point increase in our traditional net loss ratio.
We recognized net favorable loss reserve development of $1.8 million for the three months ended September 30, 2016 compared to $1.2 million for the same period in 2015. The favorable loss reserve development in both quarters included $0.4 million related to the amortization of purchase accounting fair value adjustments.
The increase in the underwriting expense ratio for the three months ended September 30, 2016, compared to the same period in 2015, reflects an increase in compensation and related benefits as well as increases in state assessments that are based on reported and/or paid claim results.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$18,956	$16,355	15.9%	$50,870	$46,886	8.5%
Net premiums written	$16,342	$16,019	2.0%	$42,575	$42,231	0.8%
Net premiums earned	$14,578	$11,915	22.3%	$40,533	$26,776	51.4%
Net investment income	$351	$260	35.0%	$1,004	$653	53.8%
Other gains (losses)	$784	$(274)	386.1%	$1,233	$234	426.9%
Total revenues	$15,713	$11,901	32.0%	$42,770	$27,663	54.6%

Net losses and loss adjustment expenses	$11,299	$8,700	29.9%	$25,989	$18,283	42.1%
Underwriting, policy acquisition and operating expenses	$6,251	$5,644	10.8%	$16,660	$13,187	26.3%
Total expenses	$17,550	$14,344	22.4%	$42,649	$31,470	35.5%
Total income tax expense (benefit)	$1,352	$132	924.2%	$2,248	$752	198.9%
Segment operating results	$(3,189)	$(2,575)	(23.8%)	$(2,127)	$(4,559)	53.3%

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Current accident year loss ratio	58.1%	73.0%	65.0%	68.3%
Effect of prior accident years’ reserve development	19.4%	—%	(0.9%)	—%
Net loss ratio	77.5%	73.0%	64.1%	68.3%
Underwriting expense ratio	42.9%	47.4%	41.1%	49.2%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
Syndicate 1729’s gross premiums written were $2.6 million higher compared to the prior year quarter reflecting the growing penetration of the Syndicate in the Lloyd’s market, and the expected contribution of an experienced, specialized underwriting staff that has been built up over the past year.

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The net loss ratio in our Lloyd’s Syndicate segment was 4.5 points higher than the third quarter of 2015, which primarily reflects a reduction in prior year development recognized during the quarter that is attributable to a change in the methodology utilized to determine prior period loss development for Syndicate 1729.
Premium and exposure for some of Syndicate 1729's insurance policies and reinsurance contracts are initially estimated and subsequently recorded over an extended period of time as reports are received. When reports are received, the premium, exposure and corresponding loss estimates are revised accordingly. In previous quarters, we considered the change in loss estimates due to increases or decreases in exposure to be loss development. After further consideration, we have modified that approach and such changes in loss estimates due to premium or exposure changes will not be considered prior year loss development but will be incurred in the accident year in which the premium is recognized. The change in methodology resulted in the reversal of approximately $2.8 million of net favorable prior year development recognized in the second quarter 2016 under prior methodology for recording changes in exposure estimates. We continue to believe that loss ratios will fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book continues to mature. We continue to generally rely on loss assumptions derived from Lloyd's historical data for similar risks although we can increasingly rely on the Syndicate’s actual loss experience.
Underwriting expenses continued to increase, as expected and commensurate with the Syndicate’s growth; however the rate of increase has moderated as the operations of the business have become better matched, and more fully supported, by the business being written.
The business written by Syndicate 1729 remains mostly US-based. Casualty coverages represent 53% of total gross written premium, property constitutes 26% of its risk, catastrophe reinsurance is 17%, and property reinsurance coverages are 4% of the premiums.
Syndicate 1729 has a maximum underwriting capacity of approximately $117.0 million for 2016, and our allocated capacity is 58%, or approximately $67.3 million (both based on exchange rates at September 30, 2016), which we support with a capital commitment of $97.4 million.

Corporate Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Change	2016	2015	% Change
Net investment income	$24,910	$26,682	(6.6%)	$74,280	$81,548	(8.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(3,349)	$(221)	(1,415.4%)	$(6,607)	$3,821	(272.9%)
Net realized investment gains (losses)	$15,687	$(36,641)	142.8%	$18,255	$(35,645)	151.2%
Total revenues	$37,263	$(8,621)	532.2%	$86,686	$51,552	68.2%
Operating expenses	$5,086	$5,137	(1.0%)	$20,748	$17,670	17.4%
Interest expense	$3,748	$3,637	3.1%	$11,285	$10,978	2.8%
Income taxes	$8,328	$990	741.2%	$14,209	$15,932	(10.8%)
Segment operating results	$20,101	$(18,385)	209.3%	$40,444	$6,972	480.1%
Segment operating results were higher than in the year-ago quarter, primarily due to a $52.3 million swing in net realized investment gains. This was somewhat offset by a $3.1 million decrease in our investment in unconsolidated subsidiaries. The decline in earnings from unconsolidated subsidiaries was primarily due to an acceleration in the recognition of our estimated partnership operating losses related to our tax credit investments.
Additionally, net investment income declined by $1.8 million, again due to a decline in the size of our investment portfolio and the low interest rate environment. The decline in the size of the investment portfolio is a direct result of our concerted capital management efforts, which have returned almost $1.4 billion to shareholders since the start of 2007.
Higher income taxes also affected results in the Corporate segment in the quarter. Taxes increased, quarter-over-quarter, primarily due to higher year-to-date pre-tax income and an increase in net realized investment gains during the period.

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Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

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•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market and our participation in Syndicate 1729 include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

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•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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